Summary of Credit Agreement  between Speech Design GmbH and  Stadtsparkasse
Munchen

     Pursuant to the terms of the Credit Agreement, dated December 11, 1995 (the "Credit Agreement"), between Speech Design GmbH ("Speech Design") and Stadtsparkasse Munchen (the "Lender"), Lender agrees to extend to Speech Design a credit line in the aggregate amount of DM 4,000,000. Interest on any borrowing under the credit line is payable at 8.25% per annum. The term of this agreement is December 31, 1999, subject to earlier termination. As security for any extension of credit pursuant to the Credit Agreement, Speech Design made a general assignment of claims, receivables and inventory in favor of the Lender. The Credit Agreement also contains customary provisions regarding Speech Design's duty to disclose information to the Lender, choice of forum and the validity of the agreement.